Exhibit 10.6

THIS INSTRUMENT AND THE OBLIGATIONS EVIDENCED HEREBY ARE EXPRESSLY SUBORDINATED PURSUANT TO THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF MARCH 11, 2015 (THE “SUBORDINATION AGREEMENT”), AMONG THE HOLDER OF THIS INSTRUMENT, THE MAKER OF THIS INSTRUMENT, AND BRIDGE BANK, NATIONAL ASSOCIATION. EACH SUCCESSIVE HOLDER OF THIS INSTRUMENT OR ANY PORTION HEREOF, OR OF ANY RIGHTS OBTAINED HEREUNDER, BY ITS ACCEPTANCE HEREOF OR THEREOF, AGREES (1) TO BE BOUND BY THE TERMS OF THE SUBORDINATION AGREEMENT, AND (2) THAT IF ANY CONFLICT EXISTS BETWEEN THE TERMS OF THIS INSTRUMENT OR ANY DOCUMENT EXECUTED IN CONNECTION WITH THE DELIVERY OF THIS INSTRUMENT AND THE TERMS OF THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND BE CONTROLLING.

THIS JUNIOR SECURED CONVERTIBLE PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.

JUNIOR SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000.00	March 11, 2015 Effective Date

FOR VALUE RECEIVED, Selectica, Inc., a Delaware corporation (the “Company”), promises to pay to the order of [●], or its registered assigns (“Lender”), the principal sum of One Million Dollars ($1,000,000.00) (the “Principal Amount”) with interest on the outstanding Principal Amount accruing as set forth in Section 1. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Junior Secured Convertible Promissory Note (this “Note”) as set forth in Section 1 until paid in accordance with the provisions hereof.

1.   Interest.

(a)  Interest shall accrue on the outstanding Principal Amount at the rate of eight percent (8%) per annum simple interest (computed on the basis of actual days elapsed and a fiscal year of 364 days).

(b)  Accrued interest shall be payable quarterly, in arrears, on each successive three (3) month anniversary of the Effective Date. Notwithstanding the foregoing, but provided the Company is not then in default pursuant to this Note or any other Loan Document, the Company may elect to pay the interest due by converting such interest amount to Conversion Shares at the Conversion Price (as each such term is defined in Section 6(a) below) (the “PIK Right”); provided, however, that the PIK Right may be exercised by the Company only following the approval of the Proposal by the Company’s stockholders; provided, further, that, if the Company elects to convert interest to Common Stock pursuant to this Section 1(b), such interest shall be deemed to have accrued at the rate of ten percent (10%) per annum simple interest (computed on the basis of actual days elapsed and a fiscal year of 364 days). The election of the PIK Right shall be made by written notice to Lender not less than ten (10) business days prior to the date such interest payment is due, and the Company’s failure to so exercise the PIK Right shall be deemed a waiver of the PIK Right with respect to such interest payment. Any such conversion of interest into shares of Common Stock upon exercise of the PIK Right shall be in accordance with Section 6(c) below.

(c)  Upon any default pursuant to this Note or any other Loan Document, this Note shall bear interest at the rate of the lesser of (i) thirteen percent (13%) and (ii) such maximum rate of interest allowable under the laws of the State of New York (the “Default Rate”).

2.  Junior Secured Convertible Note Purchase Agreement; Security.

(a) This Note is issued pursuant to, and subject in all respects to, the terms of that certain Junior Secured Convertible Note Purchase Agreement, dated as of March 11, 2015 (the “Note Agreement”), by and among the Company, Lender and the other investors named therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement or in the Security Agreement, dated of even date herewith (the “Security Agreement”), by and among the Company, Lender and the other secured parties named therein.

(b) The indebtedness evidenced by this Note is secured by all of the assets of the Company, as further described in the Security Agreement.

3.  Maturity. The entire unpaid principal amount and all unpaid accrued interest (collectively, the “Obligations”) shall become fully due and payable on the fifth (5th) anniversary of the date hereof (the “Maturity Date”).

4.   Payments.

(a)  All payments of the Obligations shall be made in lawful money of the United States of America to Lender, at the address specified in the Note Agreement, or at such other address as may be specified from time to time by Lender in a written notice delivered to the Company. All payments shall be applied first to accrued interest, expenses or fees due to Lender pursuant to this Note or any other Loan Document, and thereafter to principal.

(b) Unless earlier converted pursuant to Section 6 below, the Obligations under this Note may not be prepaid by the Company prior to the Maturity Date.

5.  Use of Proceeds. The Company shall use the proceeds from this Note for working capital and general corporate purposes.

6.  Conversion.

(a) At any time following the approval of the Proposal by the Company’s stockholders and up to the Maturity Date, the then outstanding Obligations under this Note (or any portion thereof) may be converted into fully paid and nonassessable shares of Company Common Stock, $0.0001 par value per share (the “Conversion Shares”), at the sole election of Lender upon written notice to the Company (the “Conversion Notice”), which Conversion Notice shall state the proposed effective date of such conversion (which date shall be no fewer than ten (10) business days following the date of delivery of the Conversion Notice) (the “Conversion Date”). The Obligations hereunder shall convert at a conversion price equal to $5.70 per share, subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization event with respect to the Company’s Common Stock (the “Conversion Price”).

(b) Upon the Conversion Date, Lender hereby agrees to deliver the original of this Note to the Company for cancellation (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby Lender agrees to indemnify the Company from any loss incurred by it in connection with this Note); provided, however, that upon the Conversion Date, this Note (or portion thereof) shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.

(c) On or before the second Trading Day following the Conversion Date (the “Share Delivery Date”), the Company shall, (i) provided that the Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of Lender, credit such aggregate number of shares of Common Stock to which Lender is entitled pursuant to such exercise to Lender’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (ii), if the Company’s transfer agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Conversion Notice, a certificate, registered in the Company’s share register in the name of Lender or its designee, for the number of shares of Common Stock to which Lender is entitled pursuant to such exercise. Upon the Conversion Date, Lender shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which this Note (or portion thereof) has been converted, irrespective of the date such Conversion Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

For purposes of this Note, “Trading Day” means any day on which the Common Stock are traded on the The NASDAQ Capital Market or, if such market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(d) No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Lender upon the conversion of this Note, the Company shall pay to Lender an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence.

7. Subordination. The Obligations evidenced by this Note are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Credit Facility and any Liens on property of the Company in favor of Lender are hereby expressly subordinated in priority to any Liens on the Company’s property in favor of any holder of debt under the Senior Credit Facility, in accordance with the Subordination Agreement.

8.  Default.

(a)  Events of Default. For purposes of this Note, any of the following events shall constitute an “Event of Default”:

(i) The Company shall fail to pay when due any Obligations hereunder;

(ii) Any representation or warranty of the Company under the Note Agreement, the other Loan Documents or any agreement ancillary thereto (collectively, the “Ancillary Agreements”), as applicable, shall be untrue in any material respect as of the date made;

(iii) The Company shall breach any covenant set forth in this Note or the Ancillary Agreements, taking into account applicable periods of notice and cure, if any; provided, however, that, in the event no grace or cure period is so provided, the Company shall have a period of (A) three (3) days after the earlier of the Company’s actual knowledge thereof and written notice of non-compliance to cure such non-compliance to the extent it relates to any monetary default and (B) twenty (20) days after the earlier of the Company’s actual knowledge thereof and written notice of non-compliance to cure any other non-compliance; provided that, in the event that any default described in clause (B) cannot reasonably be cured within such twenty (20) day period, then the Company shall have an additional ten (10) days in which to cure such non-compliance, so long as the Company continues to diligently pursue curing such non-compliance;

(iv) Any default occurs under the Senior Credit Facility and such default is not cured, or waived by the lender thereunder, within the time period, if any, provided under the Senior Credit Facility;

(v) The Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition for bankruptcy, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders takes any action looking to the dissolution, liquidation or winding up of the Company;

(vi) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company or (iii) the winding-up or liquidation of the Company or; and such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(vii) One or more judgments shall be rendered against the Company or and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $250,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(viii) If any material portion of the Collateral (as defined in the Security Agreement) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if the Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien upon any material portion of the Collateral, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15)  days after the Company receives notice thereof;

(ix) There shall occur any material event of loss, theft, damage or destruction of any Collateral for which there is less than 80% insurance coverage (subject to reasonable deductibles as determined by the Company and consistent with the Company’s past practices); or

(x) The occurrence of any event (financial or otherwise) resulting in, or which will likely result in, a Material Adverse Effect in the Company, as determined by Lender’s Agent in his reasonable discretion, and remains uncured for a period of fifteen (15) days following the earlier of the Company’s knowledge of such event and written notice of such event by Lender’s Agent to the Company (or, such longer period of time as reasonable given the circumstances if such occurrence is not reasonably curable within such thirty (30) day period and provided that the Company is taking steps to cure such occurrence during such thirty (30) day period and thereafter diligently pursues to completion).

(b)  Consequences of Events of Default. Subject to the rights of Bridge Bank under the Senior Credit Facility, if any Event of Default shall occur for any reason, whether voluntary or involuntary, or continue beyond the expiration of any applicable cure period:

(i) upon notice or demand, the Lender’s Agent may declare the outstanding indebtedness under this Note, together with all other amounts due or owing to Lender pursuant to any Ancillary Agreements, to be due and payable, whereupon each of the foregoing shall be and become immediately due and payable, and the Company shall immediately pay to Lender all such indebtedness, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any Ancillary Agreement to the contrary notwithstanding; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then all indebtedness under this Note, together with all other amounts due or owing to Lender pursuant to any Ancillary Agreements, shall automatically be due immediately without notice of any kind;

(ii) Lender’s Agent may exercise from time to time any rights and remedies available to him under applicable law, including without limitation the right to: (A) immediate possession of the Collateral by Lender’s Agent, (B) institute legal proceedings to foreclose upon the lien and security interest granted under the Security Agreement or for the sale of all Collateral, to recover judgment for all amounts then due and owing from the Company, and to collect the same out of any Collateral or the proceeds of any sale of the Collateral, and (C) peacefully enter upon any premises (whether it be the Lender’s Agent, his agents or attorneys, or an appointment of a receiver selected or appointed by Lender’s Agent to which the Company shall consent to in all respects) where Collateral may then be located, and take possession of all or any of it and/or render it unusable and without being responsible for loss or damage to such Collateral, hold, operate, sell, lease, or dispose of all or any Collateral at one or more public or private sales, leasings or other dispositions, at places and times and on terms and conditions as Lender may deem fit, without any previous demand or advertisement (unless such demand or advertisement is expressly required by law).

The Company agrees to pay Lender’s Agent all out-of-pocket costs and expenses reasonably incurred by Lender’s Agent and Lender in any effort to collect indebtedness under this Note and to exercise remedies under the Note Agreement or any Ancillary Agreement, including, without limitation, reasonable attorneys’ fees, and to pay interest at the Default Rate on such costs and expenses to the extent not paid when demanded. Lender’s Agent may exercise any and all of its remedies under the Note Agreement or any Ancillary Agreement contemporaneously or separately from the exercise of any other remedies hereunder or under applicable law.

9.   Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note and an agreement from Lender to indemnify the Company against any claim that may be made against the Company on account of the mutilation, loss, theft or destruction of this Note.

10.  Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws.

11.  Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consents of the Lender’s Agent and the Company.

12.  Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 7(d) of the Note Agreement.

13.  Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14.  Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign this Agreement without the prior written consent of the other party.

15.  Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Note Agreement and the Ancillary Agreements. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under this Note, the Note Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

16.  Payments. Whenever any payment of cash is to be made by the Company to Lender pursuant to this Note, such payment shall be made in lawful money of the United States of America by, at the Company’s option, a check drawn on the account of the Company and sent via overnight courier service to Lender at the address previously provided to the Company in writing (which address shall initially be the address for Lender as set forth in the Note Agreement), electronic funds transfer, or wire transfer of immediately available funds, to an account designated in writing by Lender. Whenever any payment to be made shall otherwise be due on a day which is not a business day, such payment shall be made on the immediately succeeding Business Day and such extension of time shall be included in the computation of accrued interest.

17.  Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Lender shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

18.  Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note or the Ancillary Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

SELECTICA, INC.

By:

Name:

Title: